Exhibit 99.1

News Release
Contact: Media: Robert E. "Chip" Coffee, Jr., President and Chief Executive Officer 843 388-8433
                Alan W. Jackson, Executive Vice President and Chief Financial Officer 843 388-8433
Website: www.tidelandsbank.com

FOR IMMEDIATE RELEASE

Tidelands Bancshares, Inc. Poised for Continued Growth

Mt. Pleasant, SC, July 23, 2007 – Tidelands Bancshares, Inc. (NASDAQ: TDBK), holding company for Tidelands Bank, announced today results for the second fiscal quarter ending June 30, 2007.  President and Chief Executive Officer, Robert E. “Chip” Coffee, Jr. reported that “in addition to continued loan and deposit growth, the company’s branch network was significantly expanded during the quarter and a large number of professionals were hired during this time to support not only the branch growth but the infrastructure needed to sustain the bank’s growth.”

Coffee noted that during the second quarter assets grew by $24.3 million with loan growth of $32.3 million and deposit growth of $30.7 million.  Year-to-date growth for assets, loans and deposits was $91.0 million, $68.2 million, and $91.2 million, respectively.  These year-to-date increases represent annual growth rates of 54.5%, 50.3%, and 71.0%, respectively.

As scheduled, Tidelands Bank celebrated the opening of three new branch offices in the second quarter of 2007 with a fourth opening in early July. The first opening took place in Summerville in April. The staff moved from their temporary location to the first floor of a 10,424 square foot facility on Old Trolley Road, an area experiencing residential growth. In mid May, Tidelands Bank opened a new branch in the Park West area of Mount Pleasant. The branch is located at the entrance to the Park West community, which has several housing developments, schools and shopping all within the community. As a new location, this branch is staffed with local and regional professionals providing a more personal relationship approach to banking than our competitors in the area. For example, the branch does not include a teller line but instead has desks for each teller so that customers can sit and meet face-to-face when conducting transactions. Rather than wait in lines, customers can relax in the comfort of our lobby, uncharacteristic of other banks.

The new Myrtle Beach location opened its doors in mid June, as they transferred from a loan production office to a full service 4,800 square foot branch in the growing professional district of North Myrtle Beach. We have more than doubled the staffing levels at this branch to meet the needs of the community. On July 2nd, the West Ashley location opened its door with a new approximately 5,000 square foot branch. The staff at West Ashley was expanded prior to opening the full service branch. In order to support the growing branch network, additional employees were added to the support staff at the Operations Center in Mount Pleasant.

During the second quarter, earnings were impacted by an increase in occupancy expense related to the opening of our new facilities, the addition of twenty new employees, insurance fees and assessments related to deposit growth and ongoing compliance with Sarbanes-Oxley.  As of June 30, 2007, year-to-date profit totaled $128,098, which includes a loss of $47,582 for the second quarter. In comparison, prior period profits totaled $730,436 and $377,467 for the year-to-date and quarter-to-date amounts, respectively.  On a per share basis, year-to-date June 30, 2007 basic earnings amounted to $0.03, or $0.03 on a diluted basis, compared to basic earnings of $0.24 or $0.23 per share on a diluted basis a year earlier.  For the second quarter of June 30, 2007, the net loss amounted to $(0.01) per share on both the basic and diluted basis, compared to $0.12 in the year earlier period.

Return on average assets was 0.07% for the six months ended June 30, 2007, compared to 0.60% for the same period in 2006. Return on average shareholders’ equity was 0.62% for the six months ended June 30, 2007, compared to 6.32% for the same period in 2006.

At June 30, 2007, we continue to maintain our allowance for loan losses at 1.25% of total loans, which sustains our allowance for loan losses at 409.2% of nonperforming loans.  At June 30, 2007, nonperforming assets to gross loans amounted to 0.31% while the year to date net charge-offs to average total loans amounted to 0.07%, well below the industry average.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected noninterest expenses, regulatory changes and excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SUMMARY CONSOLIDATED FINANCIAL DATA

                Our summary consolidated financial data as of and for the quarter ended June 30, 2007 are unaudited but, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

Tidelands Bancshares, Inc. and Subsidiary
Consolidated Statements of Income
(Unaudited)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Interest income:
Loans, including fees	$12,983,547	$8,806,779	$6,823,373	$4,823,691
Securities available for sale, taxable	968,042	395,810	499,233	253,435
Securities available for sale, non-taxable	159,092	-	102,516	-
Federal funds sold	432,126	93,589	280,768	44,403
Interest-bearing balances	4,146	336	2,938	141

Total interest income	14,546,953	9,296,514	7,708,828	5,121,670

Interest expense:
Time deposits $100,000 and over	185,725	699,827	89,725	121,652
Other deposits	7,343,465	3,576,515	4,072,976	2,300,618
Other borrowings	1,054,455	428,277	485,864	270,392

Total interest expense	8,583,645	4,704,619	4,648,565	2,692,662

Net interest income	5,963,308	4,591,895	3,060,263	2,429,008
Provision for loan losses	1,025,000	828,000	510,000	344,000

Net interest income after
provision for loan losses	4,938,308	3,763,895	2,550,263	2,085,008

Noninterest income:
Service charges on deposit accounts	17,076	10,878	9,270	5,857
Residential mortgage origination income	442,984	343,102	201,156	160,404
Gain on sale of securities available for sale	2,864	-	-	-
Other service fees and commissions	85,014	63,821	43,982	38,835
Other	152,092	9,151	77,455	7,398

Total noninterest income	700,030	426,952	331,863	212,494

Noninterest expense:
Salaries and employee benefits	3,207,462	1,842,370	1,698,092	1,002,545
Net occupancy	380,338	172,350	205,157	96,079
Furniture and equipment	174,684	144,271	92,260	75,847
Other operating	1,668,756	872,420	962,199	498,864

Total noninterest expense	5,431,240	3,031,411	2,957,708	1,673,335

Income(loss) before income taxes	207,098	1,159,436	(75,582)	624,167

Income tax expense (benefit)	79,000	429,000	(28,000)	246,700

Net income (loss)	$128,098	$730,436	$(47,582)	$377,467

Earnings (loss) per common share
Basic earnings (loss) per share	$0.03	$0.24	$(0.01)	$0.12

Diluted earnings (loss) per share	$0.03	$0.23	$(0.01)	$0.12

Weighted average common shares outstanding
Basic	4,274,466	3,046,073	4,276,468	3,047,889

Diluted	4,274,466	3,128,159	4,276,468	3,152,847

Tidelands Bancshares, Inc. and Subsidiary
Consolidated Balance Sheets

	June 30,	December 31,
	2007	2006
	(Unaudited)	(Audited)
Assets:
Cash and cash equivalents:
Cash and due from banks	$2,168,152	$2,899,995
Federal funds sold	10,029,000	2,514,000

Total cash and cash equivalents	12,197,152	5,413,995

Securities available for sale	46,165,996	37,503,989
Nonmarketable equity securities	1,374,300	1,182,100

Total securities	47,540,296	38,686,089

Mortgage loans held for sale	2,161,757	2,557,434

Loans receivable	341,400,247	273,210,128
Less allowance for loan losses	4,269,894	3,467,000

Loans, net	337,130,353	269,743,128

Premises, furniture and equipment, net	16,092,008	8,784,902
Accrued interest receivable	2,356,603	1,920,279
Bank owned life insurance	7,702,584	7,559,124
Other assets	2,379,723	1,907,133

Total assets	$427,560,476	$336,572,084

Liabilities:
Deposits:
Noninterest-bearing transaction accounts	$9,890,773	$9,461,150
Interest-bearing transaction accounts	5,466,543	5,956,213
Savings and money market	194,578,092	138,834,651
Time deposits $100,000 and over	4,782,500	7,814,307
Other time deposits	135,589,190	97,066,376

Total deposits	350,307,098	259,132,697

Securities sold under agreements to repurchase	10,000,000	10,000,000
Junior subordinated debentures	8,248,000	8,248,000
Advances from Federal Home Loan Bank	16,000,000	16,000,000
Accrued interest payable	992,102	971,432
Other liabilities	460,072	399,501

Total liabilities	386,007,272	294,751,630

Commitments and contingencies	-	-

Shareholders’ equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized,
none issued.	-	-
Common stock, $.01 par value, 10,000,000 shares
authorized; 4,276,651 and 4,272,385 shares issued and
outstanding at June 30, 2007 and December 31, 2006,
respectively	42,767	42,724
Capital surplus	42,429,981	42,045,551
Retained deficit	(236,042)	(364,140)
Accumulated other comprehensive income (loss)	(683,502)	96,319

Total shareholders' equity	41,553,204	41,820,454

Total liabilities and shareholders' equity	$427,560,476	$336,572,084

Tidelands Bancshares, Inc. and Subsidiary

Per Share Data:

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net income, basic	$0.03	$0.24	$(0.01)	$0.12
Net income, diluted	$0.03	$0.23	$(0.01)	$0.12
Book value	$9.72	$7.80	$9.72	$7.80
Weighted average number of shares outstanding:
Basic	4,274,466	3,046,073	4,276,468	3,047,889
Diluted	4,274,466	3,128,159	4,276,468	3,152,847

Performance Ratios:
Return on average assets (1)	0.07%	0.60%	(0.05%)	0.57%
Return on average equity (1)	0.62%	6.32%	(0.45%)	6.45%
Net interest margin (1)	3.24%	3.91%	3.09%	3.79%
Efficiency ratio (2)	81.51%	60.40%	87.19%	63.35%

Asset Quality Ratios:

	At June 30,
	2007	2006
Nonperforming assets, past due and restructured loans to gross loans ((3))	0.31%	0.00%

Nonperforming assets, past due and restructured to total assets	0.24%	0.00%

Net charge-offs year to date to average total loans ((3))	0.07%	0.00%

Allowance for loan losses to nonperforming loans	409.17%	0.00%

Allowance for loan losses to total loans ((3))	1.25%	1.25%

Capital Ratios:

	At June 30,
	2007	2006
Period end tangible equity to tangible assets	9.72%	7.92%
Leverage ratio	11.56%	11.27%
Tier 1 risk-based capital ratio	13.46%	12.12%
Total risk-based capital ratio	14.64%	13.32%

Growth Ratios and Other Data((4)):
Percentage change in assets	27.03%	46.27%
Percentage change in loans ((3))	24.96%	36.80%
Percentage change in deposits	35.18%	43.33%
Percentage change in equity	(0.64)%	3.58%
Loans to deposit ratio ((3))	97.46%	98.19%

_________________
1 – Annualized for the six month periods.
2 – Computed by dividing non-interest expense by the sum of net interest income and non-interest income.
3 – Includes nonperforming loans, if any.
4 – Growth from the previous year end amount.